Exhibit 99.3

Resonant Inc. Appoints Tech Executive Rubén Caballero to its Board of Directors

- Respected tech industry veteran brings more than 20 years of mobile device engineering expertise to Resonant’s Board-

GOLETA, CA, August 6, 2019 — Resonant Inc. (NASDAQ: RESN), a leader in transforming the way radio frequency, or RF, front-ends are being designed and delivered for mobile handset and wireless devices, announced its board of directors has appointed Rubén Caballero to serve as a board member, increasing its total number of directors to eight, effective August 5, 2019. Caballero will also be providing technical advisory services to Resonant.

“We are very pleased to have Rubén join our board,” said George B. Holmes, Chairman and CEO of Resonant. “He brings more than 20 years engineering expertise and is a proven innovator developing new technology areas and breakthrough wireless designs. Caballero’s technology and industry knowledge will be a tremendous asset to

Resonant and we look forward to his contributions and guidance as we continue to deepen our customer relationships and introduce new cutting-edge RF front-end technology delivering the performance 5G and future technologies faster, better and more cost effectively than other solutions available in the market today.”

“I look forward to working with the board and the company’s executive and technical leadership team to further expand Resonant’s solutions, especially its XBAR™ technology for 5G mobile devices, and help build long-term value for its customers and shareholders,” stated Caballero.

About Rubén Caballero

Until recently, Caballero was Vice President of Engineering at Apple.  He was one of the founding leaders of the iPhone hardware team and later expanded his role to include iPad, Apple Watch, Macintosh and all other hardware products. He also became the product leader for the last generations of Apple TV and Airport devices leading multiple engineering organizations. He also founded, built and scaled a world class Wireless Design and Technology team of over 1,000 engineers for all the products/ecosystems at Apple (iPhone, iPad, Macs, AirPods, HomePod and accessories).

Prior to Apple, Caballero worked in two startups in Silicon Valley. From 2004 to 2005, he was Director of System Engineering at Radial Labs Inc., a consumer electronics company where he worked on the design of innovative products and core technology for wireless networked audio components and devices. From 2001 to 2004, he was Director of System Engineering & Products at Tropian Inc., where he oversaw the team performing R&D, prototyping, integration and testing of Wireless Systems and handsets including all wireless technologies.

Caballero started his career in the Canadian Air Force (Captain), where his officer’s career culminated in being responsible for the design engineering of the Flight Instrumentation & Telecommunication System of experimental F18 aircrafts.

Nominated by CNET en Español “One of the 20 most influential Latinos in tech, 2018”, Caballero also received an Honorary Doctorate from the University of Montréal in 2019. He also holds a Master’s Degree in Electrical Engineering from New Mexico State University and a Bachelor’s Degree in Electrical Engineering from the École Polytechnique de Montréal.

About Resonant Inc.

Resonant (NASDAQ: RESN) is transforming the market for RF front-ends (RFFE) by disrupting the RFFE supply chain through the delivery of solutions that leverage our Infinite Synthesized Network (ISN) software tools platform, capitalize on the breadth of our IP portfolio, and are delivered through our services offerings. In a market that is critically constrained by limited designers, tools and capacity, Resonant addresses these critical problems by providing customers with ever increasing design efficiency, reduced time to market and lower unit costs. Customers leverage Resonant’s disruptive capabilities to design cutting edge filters and modules, while capitalizing on the added stability of a diverse supply chain through Resonant’s fabless ecosystem-the first of its kind. Working with Resonant, customers enhance the connectivity of current mobile devices, while preparing for the demands of emerging 5G applications.

To learn more about Resonant, view the series of videos published on its website that explain Resonant’s technologies and market positioning:

•             Resonant Corporate Video

•             ISN and XBAR: Speeding the Transition to 5G

•             Infinite Synthesized Networks, ISN Explained

•             What is an RF Filter?

•             RF Filter Innovation

•             Transforming the Mobile Filter Supply Chain

For more information, please visit www.resonant.com.

Resonant uses its website (https://www.resonant.com) and LinkedIn page (https://www.linkedin.com/company/resonant-inc-/) as channels of distribution of information about its products, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and Resonant may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the company’s website and its social media accounts in addition to following the company’s press releases, SEC filings, public conference calls, and webcasts.

About Resonant’s ISN® Technology

Resonant can create designs for difficult bands, modules and other complex RF Front End requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. ISN is a suite of proprietary mathematical methods, software design tools and network synthesis techniques that enable us to explore a much larger set of possible design solutions that regularly incorporate our proprietary technology. We then quickly deliver design simulations to our customers, which they manufacture or have manufactured by one of our foundry partners. These improved solutions still use Surface Acoustic Wave (SAW) or Temperature Compensated Surface Acoustic Wave (TC-SAW) manufacturing methods and perform as well as those using higher cost manufacturing methods such as Bulk Acoustic Wave (BAW). Resonant’s method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant’s models are fundamental, integration with its foundry and fab customers is seamless because its models speak the “fab language” of basic material properties and dimensions.

Investor Relations Contact:

Moriah Shilton, LHA Investor Relations, 1-415-315-2362, RESN@lhai.com